SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)		77002 (Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On December 16, 2004, the Board of Directors of Waste Management, Inc. (the “Company”) finalized its arrangement with John C. Pope, Non-Executive Chairman of the Board of the Company, regarding his role and compensation for his services as Non-Executive Chairman. Mr. Pope has served as a member of the Board of Directors since 1997 and served as Chairman of the Audit Committee of the Board of Directors from 2000 until May 2004. Mr. Pope will continue to receive compensation for serving as a member of the Board of Directors in accordance with the Company’s director compensation programs, which include annual retainers, meeting fees and expense reimbursement. The Board of Directors has determined that, as payment for Mr. Pope’s additional duties as Non-Executive Chairman of the Board in 2005, he will receive an additional $120,000 per annum, half of which is payable in cash and half of which is deferred in the form of deferred stock units under the Company’s 2003 Non-Employee Directors’ Deferred Compensation Plan.

     Also on December 16, 2004, the Company’s Board of Directors set the fiscal year 2005 performance criteria for annual bonuses for executive officers under the Company’s annual incentive plan. Pursuant to the criteria approved by the Board of Directors, 70% of participants’ target bonuses are based on financial measures and 30% are based on operational measures. The financial measures are divided equally between margin improvements on earnings before interest and tax and cash flow targets. The operational measures include targets specific to participants’ areas of operation, such as recordable incident rates, labor expense as a percentage of revenue, maintenance cost per hour, budget attainment and achievement of other goals tailored to and created by the individual Groups, areas, districts or departments.

     Finally, on December 16, 2004, the Board of Directors of the Company determined the material terms of awards to be granted in 2005 to selected participants under the Company’s 2004 Stock Incentive Plan. The Board of Directors has approved two forms of awards to selected participants: restricted stock units and performance share units. The restricted stock units will vest ratably over a four-year period, and will be subject to forfeiture in the event of termination of employment prior to vesting. The restricted stock unit awards will become immediately vested in the event of a participant’s death or disability and will continue to vest for a period of 36 months after retirement by a participant. The performance share units will be paid in shares of common stock on the third anniversary of the date of grant, subject to the performance criteria, which are based on a return on capital invested, being met. The award calls for a proportional payout based on the percentage of the target being met. The performance share units also include a threshold and a maximum payout, such that no award is payable unless 50% of target is met, and the payout is capped at twice the target. The performance share unit awards will be payable to a participant (or his beneficiary, in the case of death) upon his death, disability or retirement as if he had remained employed until the end of the performance period.

Item 5.03 Amendments to Bylaws

     On December 17, 2004, the Company’s Board of Directors approved amendments to the Company’s Bylaws. The amendments, which are effective as of November 11, 2004, were made to allow for the separation of the offices of Chief Executive Officer and Chairman of the Board of the Company and the fact that the Chairman of the Board may not necessarily be an employee of the Company. Previously, the Bylaws did not contemplate a Chairman of the Board that was not also an employee of the

Company and therefore, revisions were made to clarify that the Board of Directors would elect a Chairman of the Board from among its members and that the Chairman of the Board could, but need not, be an officer and employee of the Company. Additionally, the Board of Directors made clarifying and correcting amendments, including: (i) additional descriptions of certain officer positions, including General Counsel, Chief Financial Officer and Treasurer of the Company; (ii) a clarification of the Board of Directors’ authority to determine the compensation payable to members of the Board of Directors for retainers as well as meeting fees; (iii) revisions to the provisions regarding common stock and stock certificates to allow for uncertificated, or book-entry, shares of common stock; and (iv) other miscellaneous changes.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: December 22, 2004	By:	/s/ Rick L. Wittenbraker
Rick L. Wittenbraker
Senior Vice President, General Counsel and Chief Compliance Officer